Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of October 2, 2020 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of July 29, 2020, by and among ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), Cassidy Merger Sub 1, Inc., a Delaware corporation, and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”). ARYA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, ARYA and the Company have entered into the Agreement;

WHEREAS, pursuant to and in accordance with Section 8.3 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by ARYA and the Company; and

WHEREAS, ARYA and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1.    Amendments to the Agreement.

(A)    Section 5.16 of the Agreement is hereby amended by replacing paragraph (b) in its entirety with the following:

“(b)    Prior to December 15, 2020, the Company and the Sponsor shall mutually agree to one (1) individual to serve as a director on the ARYA Board after the Effective Time (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Sponsor, as applicable) (the “Independent Designee”), which Independent Designee shall be appointed by the ARYA Board to serve as a director on the ARYA Board after the Effective Time promptly after such individual is mutually agreed to as provided in this Section 5.16(b).”

(B)    Section 5.16 of the Agreement is hereby amended by replacing paragraph (d) in its entirety with the following:

“(d)    (i) The board of directors of the Company (or, if the Independent Designee has not been mutually agreed prior to the Effective Time, the ARYA Board) may designate the Independent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the ARYA Board after the Effective Time, subject to the Sponsor’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the Independent Designee, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the ARYA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.”

(C)    Section 8.9 of the Agreement is hereby amended by replacing Section 8.9 in its entirely with the following:

“Section 8.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16(b), Section 5.16(d), Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 2.    No Other Amendments. Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

Section 3.    Miscellaneous Provisions. Sections 8.2 through 8.7, 8.10, 8.11, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18 of the Agreement shall apply to this Amendment mutatis mutandis and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES ACQUISITION CORP II

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

CEREVEL THERAPEUTICS, INC.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

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